EXHIBIT 99.3

CONSOLIDATED FINANCIAL STATEMENTS

The following Consolidated Financial Statements are filed as part of this Annual Report of Form 10-K:

INTERSTATE HOTELS & RESORTS

All Financial Statement Schedules are omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or the Notes thereto.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
Interstate Hotels & Resorts, Inc.:

We have audited the accompanying consolidated balance sheets of Interstate Hotels & Resorts, Inc. and subsidiaries (formerly Interstate Hotels Corporation) as of December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Interstate Hotels & Resorts, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

McLean, Virginia
February 3, 2004, except for Notes 8, 9 and 22 which are as of August 9, 2004.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Interstate Hotels & Resorts, Inc.:

In our opinion, the consolidated statements of operations, stockholders’ equity and of cash flows for the year ended December 31, 2001 (appearing on pages 26 through 51 of the Interstate Hotels & Resorts, Inc. 2003 current report on Form 8-K) present fairly, in all material respects, the results of operations and cash flows of Interstate Hotels & Resorts, Inc. and its subsidiaries (the Company) for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Pittsburgh, PA
February 13, 2002, except for the thirteenth paragraph of Note 12, as to which the date is February 21, 2002

INTERSTATE HOTELS & RESORTS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$7,450	$7,054
Restricted cash	3,250	1,366
Accounts receivable, net of allowance for doubtful accounts of $3,529 in 2003 and $4,125 in 2002	25,531	11,986
Insurance premiums receivable	—	2,672
Due from related parties	14,649	12,046
Prepaid expenses and other current assets	9,342	14,749

Total current assets	60,222	49,873
Marketable securities	2,556	2,413
Property and equipment, net	27,056	24,894
Officers and employees notes receivable	86	373
Investments in and advances to affiliates	21,869	25,199
Deferred income taxes	18,673	20,174
Goodwill	92,123	91,960
Intangible assets, net	55,338	65,795

Total assets	$277,923	$280,681

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$65,080	$59,988
Accounts payable — related parties	866	275
Income taxes payable	1,000	1,000
Current portion of long-term debt	1,625	1,625

Total current liabilities	68,571	62,888
Deferred compensation	2,556	2,413
Long-term debt	84,696	132,614

Total liabilities	155,823	197,915
Minority interests	3,388	6,242
Commitments and contingencies Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized	—	—
Common stock, $.01 par value; 50,000,000 shares authorized; 29,951,334 and 20,556,552 shares issued and outstanding at December 31, 2003 and 2002, respectively	300	205
Treasury stock	(69)	(46)
Paid-in capital	183,849	138,268
Accumulated other comprehensive income (loss), net of tax	837	(149)
Accumulated deficit	(66,205)	(61,754)

Total stockholders’ equity	118,712	76,524

Total liabilities, minority interests and stockholders’ equity	$277,923	$280,681

The accompanying notes are an integral part of the consolidated financial statements.

INTERSTATE HOTELS & RESORTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Year Ended December 31,
	2003	2002	2001
Revenue:
Lodging revenue	$3,396	$2,908	$4,426
Management fees	34,808	25,457	21,479
Management fees-related parties	30,254	14,431	3,046
Corporate housing	102,773	43,068	—
Other revenue	15,330	17,313	15,074

	186,561	103,177	44,025
Other revenue from managed properties	833,790	494,243	274,801

Total revenue	1,020,351	597,420	318,826

Operating expenses by department:
Lodging expenses	2,384	2,139	2,647
Corporate housing	85,270	34,964	—
Undistributed operating expenses:
Administrative and general	69,639	47,655	31,123
Lease expense	—	—	482
Depreciation and amortization	13,263	13,992	10,394
Merger and integration costs	3,816	9,363	—
Restructuring expenses	3,400	12,614	—
Tender offer costs	—	1,000	—
Asset impairments and write-offs	8,860	3,787	3,026

	186,632	125,514	47,672
Other expenses from managed properties	833,790	494,243	274,801

Total operating expenses	1,020,422	619,757	322,473

Net operating loss	(71)	(22,337)	(3,647)

Interest income	(917)	(1,638)	(2,604)
Interest expense	11,017	7,231	4,239
Equity in losses of affiliates	1,618	2,409	5,169
Conversion incentive payment-convertible notes	—	7,307	—
Gain on refinancing term loan from related party	(13,629)	—	—

Income (loss) from continuing operations before minority interests and income taxes	1,840	(37,646)	(10,451)
Income tax expense (benefit)	3,678	(1,133)	(3,295)
Minority interest expense (benefit)	197	(197)	194

Loss from continuing operations	(2,035)	(36,316)	(7,350)
Income (loss) from discontinued operations	(2,416)	145	—

Net loss	(4,451)	(36,171)	(7,350)
Mandatorily redeemable preferred stock:
Dividends	—	307	634
Accretion	—	356	62
Conversion incentive payment-preferred stock	—	1,943	—

Net loss available to common shareholders	(4,451)	(38,777)	(8,046)
Other comprehensive income (loss), net of tax:
Foreign currency translation gain	553	102	—
Unrealized gain (loss) on investments	433	(251)	—

Comprehensive loss	$(3,465)	$(38,926)	$(8,046)

Weighted average number of basic and diluted shares of common stock outstanding	21,474	13,563	5,704
Basic loss per share from continuing operations	$(0.10)	$(2.87)	$(1.41)
Basic earnings (loss) per share from discontinued operations	$(0.11)	$0.01	—

Basic loss per share	$(0.21)	$(2.86)	$(1.41)
Diluted loss per share from continuing operations	$(0.10)	$(2.87)	$(1.41)
Diluted earnings (loss) per share from discontinued operations	$(0.11)	$0.01	—

Diluted loss per share	$(0.21)	$(2.86)	$(1.41)

The accompanying notes are an integral part of the consolidated financial statements.

INTERSTATE HOTELS & RESORTS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

					Accumulated		Redeemable
					Other		Mandatorily
	Common	Treasury	Paid-in	Retained	Comprehensive		Preferred
	Stock	Stock	Capital	Deficit	Loss	Total	Stock
Balance at January 1, 2001	$64	$—	$66,725	$(14,931)	$—	$51,858	$4,258

Issuance of common stock	1	—	214	—	—	215	—
Options exercised	—	—	8	—	—	8	—
Common stock repurchased and retired	(8)	—	(1,992)	—	—	(2,000)	—
Mandatorily redeemable preferred stock accretion	—	—	—	—	—	—	62
Amortization of unearned compensation	—	—	—	—	—	—	750
Net loss available to common shareholders	—	—	—	(8,046)	—	(8,046)	—

Balance at December 31, 2001	57	—	64,955	(22,977)	—	42,035	5,070

Conversion of convertible securities	65	—	31,735	—	—	31,800	—
Options exercised	2	—	525	—	—	527	—
Effect of options accounted for using variable plan accounting	—	—	823	—	—	823	—
Shares issued in connection with the merger and conversion of Interstate shares	871	—	37,653	—	—	38,524	—
Reverse stock-split	(792)	—	792	—	—	—	—
Vesting of MeriStar stock options	—	—	953	—	—	953	—
Issuance of restricted stock	2	—	832	—	—	834	—
Treasury shares repurchased	—	(46)	—	—	—	(46)	—
Redemption of preferred stock	—	—	—	—	—	—	(5,070)
Net loss available to common shareholders	—	—	—	(38,777)	—	(38,777)	—
Other comprehensive loss	—	—	—	—	(149)	(149)	—

Balance at December 31, 2002	205	(46)	138,268	(61,754)	(149)	76,524	—

Options exercised	3	—	662	—	—	665	—
Effect of options accounted for using variable plan accounting	—	—	125	—	—	125	—
Conversion of operating partnership units	1	—	704	—	—	705	—
Issuance of common stock in equity offering	91	—	44,037	—	—	44,128	—
Options expense	—	—	53	—	—	53	—
Treasury shares repurchased	—	(23)	—	—	—	(23)	—
Net loss available to common shareholders	—	—	—	(4,451)	—	(4,451)	—
Other comprehensive income, net of tax	—	—	—	—	986	986	—

Balance at December 31, 2003	$300	$(69)	$183,849	$(66,205)	$837	$118,712	—

     The accompanying notes are an integral part of the consolidated financial statements.

INTERSTATE HOTELS & RESORTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net loss	$(4,451)	$(36,171)	$(7,350)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	13,466	14,058	10,394
Equity in losses of affiliates	1,618	2,409	5,169
Asset impairments and write-offs	8,860	3,787	3,026
Forgiveness of notes receivable	—	1,866	—
Write-off of fixed assets	—	1,860	—
Write-off of deferred financing fees	750	2,465	—
Minority interest	197	(197)	194
Deferred income taxes	1,131	(2,791)	(2,706)
Amortization of restricted common stock and mandatorily redeemable preferred stock	—	1,372	750
Gain on refinancing	(13,629)	—	—
Other	2,018	2,539	948
Changes in assets and liabilities:
Accounts receivable, net	(10,654)	15,217	8,803
Prepaid expenses and other assets	4,280	68	(810)
Accounts payable	4,357	(13,366)	(18,862)
Due from related parties	(2,603)	(10,629)	(967)

Net cash provided by (used in) operating activities	5,340	(17,513)	(1,411)

Cash flows from investing activities:
Net investment in direct financing leases	—	—	466
Change in restricted cash	(1,884)	(18)	825
Purchase of property and equipment	(8,696)	(1,193)	(479)
Purchases of marketable securities	—	(2,080)	(3,084)
Purchases of intangible assets	(1,686)	(620)	(471)
Merger-related acquisition costs	—	(3,486)	—
Proceeds from sale of marketable securities	—	1,911	3,202
Cash acquired in merger transaction	—	1,766
Net cash invested for equity investments in hotel real estate	(2,167)	(1,360)	(10,636)
Change in officers and employees notes receivable, net	287	(301)	773
Change in advances to affiliates, net	(846)	248	8,517
Deposits and other	—	110	(179)

Net cash used in investing activities	(14,992)	(5,023)	(1,066)

Cash flows from financing activities:
Proceeds from long-term debt	104,500	25,000	4,170
Repayment of long-term debt	(138,400)	(32,811)	(8,352)
Net proceeds from issuance of common stock	44,787	527	223
Dividends paid on mandatorily redeemable preferred stock	—	(307)	(634)
Conversion incentive payments-preferred stock	—	(1,943)	—
Net contributions from (distributions to) minority interest	—	—	915
Accounts payable – related parties	—	—	(2,641)
Financing fees paid	(1,918)	(42)	(1,491)
Common stock repurchased and retired	(23)	(46)	(2,000)

Net cash provided by (used in) financing activities	8,946	(9,622)	(9,810)

Effect of exchange rate on cash	1,102	172	—
Net increase (decrease) in cash and cash equivalents	396	(31,986)	(12,287)
Cash and cash equivalents at beginning of year	7,054	39,040	51,327

Cash and cash equivalents at end of year	$7,450	$7,054	$39,040

     The accompanying notes are an integral part of the consolidated financial statements.

INTERSTATE HOTELS & RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001
(Amounts in thousands, except share and per share amounts)

1. ORGANIZATION

Formation of Interstate Hotels & Resorts

On July 31, 2002, MeriStar Hotels & Resorts, or MeriStar, and Interstate Hotels Corporation, or Interstate, merged, and MeriStar changed its name to “Interstate Hotels & Resorts, Inc.” The transaction was a stock-for-stock merger of Interstate into MeriStar in which Interstate stockholders received 4.6 shares of MeriStar common stock for each share of Interstate stock outstanding. Holders of MeriStar common stock and partnership units in its operating partnership continued to hold their stock and units following the merger. In connection with the merger, the holders of Interstate’s convertible debt and preferred stock converted those instruments into shares of MeriStar common stock. Immediately following the merger, we effected a one-for-five reverse stock split.

In accordance with accounting principles generally accepted in the United States of America, we treated the merger as a purchase for financial reporting purposes. In accordance with the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” Interstate was considered the acquiring enterprise for financial reporting purposes. Interstate established a new accounting basis for MeriStar’s assets and liabilities based upon their fair values as of July 31, 2002, the effective date of the merger. We accounted for the merger as a reverse acquisition, with Interstate as the accounting acquiror and MeriStar as the surviving company for legal purposes.

The consolidated financial statements for the period January 1, 2002 through July 31, 2002, and for the year ended December 31, 2001 include the historical results of operations of Interstate, the accounting acquiror. After our merger on July 31, 2002, the financial statements include the operating results of the combined entity, Interstate Hotels & Resorts, Inc.

Business Summary

We are the largest independent U.S. hotel management company not affiliated with a hotel brand, measured by number of rooms under management. We manage a portfolio of hospitality properties and provide related services in the hotel, corporate housing, resort, conference center and golf markets. We also own one hotel property and hold non-controlling joint venture equity interests in 29 of our managed properties. Our portfolio is diversified by franchise and brand affiliations. The related services we provide include insurance and risk management services, purchasing and project management services, information technology and telecommunications services and centralized accounting services.

We have two operating divisions, hotel management and corporate housing, both of which are reportable operating segments. Each division is managed separately because of its distinct products and services.

Our subsidiary operating partnership indirectly holds substantially all of our assets. We are the sole general partner of that operating partnership. We and certain independent third parties are limited partners of the partnership. The interests of those third parties are reflected in minority interests on our balance sheet. The partnership agreement gives the general partner full control over the business and affairs of the partnership.

We manage all of the properties owned by MeriStar Hospitality, a real estate investment trust, or REIT. As of December 31, 2003, MeriStar Hospitality owned 93 properties. Our relationship with MeriStar Hospitality is governed in part by an intercompany agreement. That agreement provides each of us the right to participate in certain transactions entered into by the other company. The intercompany agreement provides MeriStar Hospitality with the right of first refusal with respect to some of our hotel real estate opportunities and it also provides us with a right of first refusal with respect to some of MeriStar Hospitality’s hotel management opportunities, excluding hotels that MeriStar Hospitality elects to have managed by a hotel brand. Historically, we have had close operating, management and governance relationships with MeriStar Hospitality. We manage all of MeriStar Hospitality’s hotel properties under long-term management contracts and have, in the past, shared several key management personnel and board members with MeriStar Hospitality. Due to the merger between MeriStar and Interstate and our resulting increased scale, we and MeriStar Hospitality have split the management teams of the two companies although Paul W. Whetsell continues as the Chairman of both companies and is the Chief Executive Officer of MeriStar Hospitality.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — Our consolidated financial statements include our accounts and the accounts of all of our majority owned subsidiaries. As part of our consolidation process, we eliminate all significant intercompany balances and transactions. We use the equity method to account for all of our investments in unconsolidated joint ventures, as we do not have any controlling interests. We own 100% of the Pittsburgh Airport Residence Inn by Marriott, which is consolidated in our Financial Statements

Cash and Cash Equivalents — We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Allowance for Doubtful Accounts — We provide an allowance for doubtful accounts receivable when we determine it is more likely than not a specific account will not be collected and provide a general reserve for the population of our accounts that we believe may become uncollectible based on current business conditions. Although it is reasonably possible that our estimate for doubtful accounts could change in the near future, we are not aware of any events that would result in a change to our estimate that would be material to our financial position or results of operations for 2003. At December 31, 2003 and 2002 we had an allowance for doubtful accounts of $3,529 and $4,125, respectively.

Marketable Securities — We provide deferred compensation for certain executives and hotel general managers by depositing amounts into trusts for the benefit of the participating employees. Deposits into the trusts are expensed. Amounts in the trusts earn investment income, which serves to increase the corresponding deferred compensation obligation. Investments, which are recorded at market value, are directed by us or the participants, and consist principally of mutual funds. Unrealized gains and losses were not significant at December 31, 2003 and 2002.

Property and Equipment — We record our fixed assets at cost. We depreciate these assets using the straight-line method over lives ranging from three to forty years.

Officers and Employees Notes Receivable — Subject to the limitations of the Sarbanes-Oxley Act of 2002, we grant loans from time to time to officers and employees, which are payable under various terms and conditions. We may forgive certain amounts in accordance with employment agreements, and such amounts are expensed ratably over the terms of such employment agreements.

Goodwill and Intangible Assets — Our intangible assets consist of hotel management contract costs, costs incurred to obtain management contracts, franchise fees, and deferred financing fees. Goodwill represents the excess of the cost to acquire a business over the fair value of the net identifiable assets of that business. We amortize intangible assets on a straight-line basis over the estimated useful lives of the underlying assets. These lives range from five to twenty-five years. In accordance with SFAS No. 142, we do not amortize goodwill. We amortize our deferred financing costs on a straight-line basis, which approximates the effective interest method.

Impairment of Long-Lived Assets — Whenever events or changes in circumstances indicate that the carrying values of long-lived assets (including goodwill and intangible assets) may be impaired, we perform an analysis to determine the recoverability of the asset’s carrying value. We make estimates of the undiscounted cash flows from the expected future operations of the asset. If the analysis indicates that the carrying value is not recoverable from future cash flows, the asset is written down to estimated fair value and an impairment loss is recognized. Goodwill must be evaluated for impairment at least annually. Any impairment losses are recorded as operating expenses.

We review long-lived assets for impairment when one or more of the following events occur:

•	Current or immediate short-term (future twelve months) projected cash flows are significantly less than the most recent historical cash flows.

•	A significant loss of management contracts without the realistic expectation of a replacement.

•	The unplanned departure of an executive officer or other key personnel that could adversely affect our ability to maintain our competitive position and manage future growth.

•	A significant adverse change in legal factors or an adverse action or assessment by a regulator, which could affect the value of our long-lived assets.

•	Events that could cause significant adverse changes and uncertainty in business and leisure travel patterns.

We make estimates of the undiscounted cash flows from the expected future operations of the asset. In projecting the expected future cash flows, we base our estimates on projected amounts of future earnings before interest expense, income taxes, depreciation and amortization, and equity in earnings of affiliates, or Adjusted EBITDA. We use growth assumptions to project these estimated future cash flows out over the expected life of the underlying asset. Our impairment analysis considers various factors, such as the current operating performance of the underlying assets, our future forecast for operations, funding requirements or obligations we may have to an affiliate, and the estimated fair value of our investment based on liquidation preferences and priorities within an affiliate ownership structure.

Other-than-temporary Impairments — We regularly monitor our equity method investments for changes in fair value and record impairment when a decline in fair value is deemed to be other-than-temporary. Determining whether an impairment is other-than-temporary where there is little or no market liquidity is a subjective process involving significant management judgment because of inherent uncertainties related to the actual future performance of these investments. We determine other-than-temporary impairment based on information available as of each balance sheet date. New information or economic developments in the future could lead to additional impairment.

Income Taxes — We account for income taxes following Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. We have an allowance against some, but not all, of our recorded deferred tax assets. We have considered estimated future taxable income and prudent and feasible ongoing tax planning strategies in assessing the need for a valuation allowance. Our estimates of taxable income require us to make assumptions about various factors that affect our operating results, such as economic conditions, consumer demand, competition and other factors. Our actual results may differ from these estimates. Based on actual results or a revision in future estimates, we might determine that we would not be able to realize additional portions of our net deferred tax assets in the future; if that occurred, we would record a charge to the income tax provision in that period.

Foreign Currency Translation — We maintain the results of operations for our foreign locations in the local currency and translate these results using the average exchange rates during the period. We translate the assets and liabilities to U.S. dollars using the exchange rate in effect at the balance sheet date. We reflect the resulting translation adjustments in stockholders’ equity as a cumulative foreign currency translation adjustment, a component of accumulated other comprehensive income (loss).

Stock-Based Compensation — In December 2002, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” to provide alternative methods of transition for a voluntary change to the expense recognition provisions of the fair value based method of accounting for stock-based employee compensation. Effective January 1, 2003, we have elected to adopt the fair-value method of accounting for stock options under SFAS No. 148, using the prospective method. We have recorded in our statement of operations the expense related to stock options issued after January 1, 2003, which amounted to approximately $89.

Through December 31, 2002, we had followed the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Accordingly, when we initially issued options, we accounted for them under the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” We accounted for our repriced options under variable plan accounting in accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Including Stock Compensation.”

Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123, and has been determined as if we had accounted for our employee stock options using the fair value method. The weighted average fair value of the options granted was $4.78, $2.30 and $0.40 during 2003, 2002 and 2001, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	2003	2002	2001
Risk-free interest rate	5.70%	3.83%	6.0%
Dividend rate	—	—	—
Volatility factor	0.34	0.74	0.60
Weighted average expected life	3.02 years	3.16 years	7.7 years

Had compensation cost for stock options been determined based on the fair value at the grant date for awards under our plans, our net loss and per share amounts would have been the pro forma amounts indicated as follows:

	2003	2002	2001
Net loss available to common shareholders, as reported	$(4,451)	$(38,777)	$(7,350)
Add: Stock-based employee compensation expense included in reported net loss, net of tax	107	1,038	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	335	(1,913)	—

Net loss available to common shareholders, pro forma	$(4,679)	$(39,652)	$(7,350)

Earnings per share:
Basic and diluted, as reported	$(0.21)	$(2.86)	$(1.41)
Basic and diluted, pro forma	$(0.22)	$(2.92)	$(1.41)

The effects of applying Statement of Financial Accounting Standards No. 123 for disclosing compensation costs may not be representative of the effects on reported net income (loss) and earnings (loss) per share for future years.

Revenue Recognition — We earn revenue from our owned hotel, management contracts and related sources, and corporate housing operations. In 2001 we also earned revenue from certain leased hotels. We recognize revenue from our owned and leased hotels from rooms, food and beverage, and other operating departments as earned at the close of each business day. Our management and other fees consist of base and incentive management fees receivable from third-party owners of hotel properties, and fees for other related services we provide. We recognize base fees and fees for other services as revenue when earned in accordance with the individual management contracts. In accordance with Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”, we accrue incentive fees in the period when we are certain they are earned. For contracts with annual incentive fee measurements, we typically will record any incentive fees in the last month of the annual contract period.

Comprehensive Loss — Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” requires companies to display comprehensive income (loss) and its components in a financial statement to be included in a company’s full set of annual financial statements or in the notes to financial statements. Comprehensive income (loss) represents a measure of all changes in the equity of a company that result from recognized transactions and other economic events for the period, other than transactions with owners in their capacity as owners. Our comprehensive loss includes net income (loss) and other comprehensive income (loss) from foreign currency items, derivative instruments, translation adjustments, and unrealized gains (losses) from our available for sale investments.

Derivative Instruments and Hedging Activities — SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 137 and No. 138 amended certain provisions of FAS No. 133. We adopted these accounting pronouncements effective January 1, 2001.

Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows. We assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows, and by evaluating hedging opportunities. We do not enter into derivative instruments for any purpose other than interest rate hedging purposes.

Our interest rate swap and cap agreements have been designated as hedges against changes in future cash flows associated with the interest payments of our variable rate debt obligations. Accordingly, the interest rate swap and cap agreements are reflected at fair value in our consolidated balance sheet as of December 31, 2003 and the related unrealized gains or losses on the swap agreement are recorded in stockholders’ equity as a component of accumulated other comprehensive income (loss). As of December 31, 2003, the fair value of our derivative instruments represents a liability of $307.

Insurance Receivables and Reserves — We earn insurance revenues through reinsurance premiums, direct premiums written and reinsurance premiums ceded. Reinsurance premiums are recognized when policies are written and any unearned portions of the premium are recognized to account for the unexpired term of the policy. Direct premiums written are recognized in accordance with the underlying policy and reinsurance premiums ceded are recognized on a pro-rata basis over the life of the related policies. Losses, at present value, are provided for reported claims, claims incurred but not reported and claims settlement expenses. Claims incurred but not reported are estimated based on historical experience and other various factors that are believed to be reasonable under the circumstances. Actual liabilities may differ from estimated amounts and any changes in estimated losses and settlements are reflected in current earnings. All accounts are classified with assets and liabilities of a similar nature in the consolidated balance sheets. Amounts restricted due to statutory requirements consist of cash and cash equivalents of $1,421 and $1,134 at December 31, 2003 and 2002, respectively. These amounts are included in restricted cash in the accompanying consolidated balance sheets.

Earnings per Share — We present basic and diluted earnings per share, or EPS, on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock that then shared in the earnings of the entity. Dilutive securities are excluded from the computation in periods in which they have an anti-dilutive effect.

Use of Estimates — To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, we must make many estimates and assumptions. These estimates and assumptions affect the reported amounts on our balance sheets and income statements, and our disclosure of contingent assets and liabilities at the date of the financial statements. Our actual results could differ materially from those estimates.

Reclassifications — We have reclassified certain 2002 and 2001 amounts to be consistent with the 2003 presentation.

Recent Accounting Pronouncements

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” addresses financial accounting and reporting for the impairment and disposal of long-lived assets. We adopted this statement on January 1, 2002 and follow the guidance accordingly. The adoption of this statement did not impact our financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13, Technical Corrections”. The adoptation of this statement on January 1, 2003 did not have a significant impact on our financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” The provisions of this statement are to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We adopted this statement on January 1, 2003 and have followed the guidance accordingly related to our restructuring costs recorded in 2003. This statement did not impact our financial position or results of operations.

In October 2002, the FASB issued SFAS No. 147 “Acquisitions of Certain Financial Institutions”. This statement is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. In the event that we enter into transactions of this nature, we will account for those transactions in accordance with the new statement.

FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34”, (“FIN 45”) was issued in November 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. FIN 45 did not have a significant impact on our financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, (“FIN 46”). FIN 46 explains how to identify a variable interest entitie (“VIE”) and how an enterprise assesses its interests in a VIE to decide whether to consolidate the entity. This Interpretation requires existing unconsolidated VIEs to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. The original provisions of FIN 46 were effective February 1, 2003 for all arrangements entered into after January 31, 2003.

In December 2003, the FASB issued a revision of FIN 46 (“FIN 46R”) to clarify some of its provisions. The revision results in multiple effective dates based on the nature as well as the creation date of the VIE. VIEs created after January 31, 2003, but prior to January 1, 2004, may be accounted for either based on the original interpretations or the revised interpretations. However, VIEs created after January 1, 2004 must be accounted for under the revised interpretations. FIN 46R is effective beginning in the first quarter of 2004. We are in the process of evaluating our equity method investees created before January 31, 2003 to determine if these entities meet the definition of a VIE. We do not have interests in any VIE’s created subsequent to January 31, 2003.

In April 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The changes in this Statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. If we enter into contracts of this nature, we will comply with SFAS No. 149.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments issued or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement did not impact our financial position or results of operations.

3. INVESTMENTS IN AND ADVANCES TO AFFILIATES

Our investments in and advances to joint ventures and affiliated companies consist of the following at December 31:

	2003	2002
MIP Lessee, L.P.	$5,681	$7,158
CapStar San Diego HGI Associates	3,389	4,432
FCH/IHC Hotels L.P. and FCH/IHC Leasing, L.P	—	4,000
CapStar Hallmark Company, L.L.C	2,702	2,733
CNL/IHC Partners, L.P.	2,382	2,141
Interconn Ponte Vedra, L.P.	1,210	—
Other	6,505	4,735

Total	$21,869	$25,199

We also own 100% of the Pittsburgh Airport Residence Inn by Marriott. This investment is consolidated in our financial statements.

During 2003, we contributed $1,210 to our existing partnership, Interconn Ponte Vedra, L.P., that owns the Marriott at Sawgrass in Ponte Vedra Florida. The contribution was for capital expansion projects at the property and represents a preferred equity investment on which we receive a 12% preferred return.

Also in 2001, we formed two limited partnerships (FCH/IHC Hotels, L.P. and FCH/IHC Leasing, L.P.) with FelCor Lodging Trust (“FelCor”). These partnerships own eight mid-scale hotels, and we manage those eight hotels. The partnership entities are owned 50.5% by FelCor and 49.5% by us. FelCor consolidates these entities in its consolidated financial statements. Annually we test the carrying value of our investments for impairment. The operating results of the hotels in the FelCor partnerships are lower than what we had originally forecasted when we formed the partnership with FelCor. Our review as of December 31, 2003 and 2002 indicated that the future projected cash flows from the partnerships’ hotels is not sufficient to allow us to recover our investment in these partnerships, and we believe the decline to be other than temporary. Accordingly, in 2002, we recorded an impairment charge of $2,704 to reduce the investment to its then estimated fair value. Similarly, in the fourth quarter of 2003 we recorded an impairment charge of $4,476, representing the combined net book value of the investment and a note receivable, to reduce the investment and note receivable total value to zero. In addition, we expect that over time, our ownership interest in the partnerships will be reduced to zero. These charges are included in asset impairments and write-offs in the accompanying statements of operations.

Our review of our other investments in and advances to affiliates as of December 31, 2003 did not indicate that any other items were impaired. The future carrying value of our investments is, however, dependent upon operating results of our operating segments and/or the underlying real estate investments. Future adverse changes in the hospitality and lodging industry, market conditions or poor operating results of the underlying investments could result in future losses or the inability to recover the carrying value of these long-lived assets.

We are not responsible for, and do not guarantee the debt or other obligations of any of these investees.

The combined summarized financial information of our unconsolidated joint ventures is as follows:

	December 31,
	2003	2002
Balance sheet data:
Current assets	$82,006	$44,920
Non-current assets	826,786	810,402
Current liabilities	90,896	54,797
Non-current liabilities	558,078	520,136
Operating data:
Revenue	221,599	222,146
Operating expenses	159,488	150,424
Net income (loss)	(24,420)	(10,249)
Our share of losses	(1,618)	(2,409)

For the year ended December 31, 2001, our equity losses were $5,169.

Under the provisions of management agreements with certain hotel owners, we have outstanding commitments to provide an aggregate of $3,190 to these hotel owners in the form of investments or working capital loans. The loans may be forgiven or repaid based upon the specific terms of each management agreement. The timing of future investments or working capital loans to hotel owners is currently unknown as it is at the hotel owner’s discretion.

4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 2003 and 2002 consist of the following:

	2003	2002
Land	$1,344	$1,344
Furniture and fixtures	12,200	10,774
Building and improvements	9,937	11,810
Leasehold improvements	4,453	281
Computer equipment	5,512	3,617
Software development	11,011	10,176
Other	891	497

Total	$45,348	$38,499
Less accumulated depreciation	(18,292)	(13,605)

Property, plant and equipment, net	$27,056	$24,894

The Other line item above represents vehicles and operating stock primarily relating to our BridgeStreet corporate housing division.

5. GOODWILL

Goodwill was $92,123 and $91,960 for the years ended December 31, 2003 and 2002, respectively. As part of the purchase accounting for the MeriStar-Interstate merger in 2002, we recorded $91,960 of goodwill. During 2003 we had several purchase price adjustments to that amount, for a net adjustment of $32. Also included in the 2003 balance is approximately $131 representing purchases made by our BridgeStreet corporate housing division.

The carrying amount of goodwill by reportable segment is as follows:

	2003	2002
Hotel Management.	$82,917	$82,885
Corporate Housing	9,206	9,075

Total	$92,123	$91,960

6. INTANGIBLE ASSETS

Intangible assets as of December 31, 2003 and 2002 consist of the following:

	2003	2002
Management contracts	$56,913	$84,163
Franchise fees	1,945	1,945
Deferred financing fees	2,378	2,882
Other	946	586

Total cost	62,182	89,576
Less accumulated amortization	(6,844)	(23,781)

Intangible assets, net	$55,338	$65,795

We amortize the value of our intangible assets over their useful lives, which generally equal the terms of the corresponding management, franchise, or financing agreement.

We incurred aggregate amortization expense of $7,911, $11,004, and $9,880 on these assets for the years ended December 31, 2003, 2002 and 2001, respectively. Amortization of deferred financing fees is included in interest expense.

On July 1, 2002, MeriStar assigned the leases of 47 hotels to a subsidiary of Winston Hotels, Inc. under a provision of the REIT Modernization Act that allows REITs to lease their owned hotels to a taxable subsidiary which can, in turn engage third parties to manage the properties. As part of this agreement, we had continued to operate 33 of Winston’s properties. During April 2003, Winston notified us of their intention to terminate the management contracts. No management contract termination fees were received from Winston. In connection with the termination of the Winston contracts, we wrote off $587 of unamortized management contract costs during 2003. This amount is included in asset impairments and write offs in our statement of operations.

During 2003, MeriStar Hospitality disposed of 15 hotels, 2 of which we are continuing to manage for the new owner. In connection with these asset dispositions, we wrote-off $3,266 of unamortized management contract costs. This amount is included in asset impairments and write offs in our statement of operations.

In addition, during 2003:

•	we wrote off an additional $219 of other unamortized management contracts terminated during the year, and wrote off $283 of costs associated with management contracts that were not completed,

•	we wrote off $22,854 of management contracts and accumulated amortization, relating to fully amortized management contracts,

•	we recorded $1,686 of additional management contract costs on new contracts which were completed in 2003,

•	we incurred $1,914 of financing fees associated with our new subordinated term loan, and

•	we wrote off $750 of unamortized financing fees in connection with the repayment of a portion of our senior term loan.

     Our estimated amortization expense for the next five years is expected to be as follows:

Year ending December 31, 2004	$3,722
Year ending December 31, 2005	3,527
Year ending December 31, 2006	3,256
Year ending December 31, 2007	2,662
Year ending December 31, 2008	2,635

7. LONG-TERM DEBT

     Our long-term debt consists of the following:

	2003	2002
Senior credit agreement	$42,598	$74,000
Non-recourse promissory note	3,723	4,170
MeriStar Hospitality term loan	—	56,069
Subordinated term loan	40,000	—

	86,321	134,239
Less current portion	(1,625)	(1,625)

Total long-term debt	$84,696	$132,614

Senior credit agreement — Effective July 31, 2002 in connection with the closing of the MeriStar-Interstate merger, we entered into a $113,000 senior credit agreement with a group of banks. The senior credit agreement consists of a $65,000 term loan and a $48,000 revolving credit facility. The term loan is payable in quarterly installments of $406 beginning January 1, 2003, with the balance due on July 31, 2005. The revolving credit facility is due on July 31, 2005 (with a one-year renewal at our option). The interest rate on the senior credit agreement will be LIBOR plus 3.00% to 4.50%, depending on the results of certain financial tests. The senior credit facility contains certain covenants, including maintenance of financial ratios at the end of each quarter, compliance reporting requirements and other customary restrictions. At December 31, 2003, we are in compliance with these covenants. The senior credit agreement also includes pledges of collateral, including the following:

•	Ownership interests of all existing subsidiaries and unconsolidated entities as well as any future material subsidiary or unconsolidated entity;

•	Owned hospitality properties; and

•	Other collateral that is not previously prohibited from being pledged by any of our existing contracts/agreements.

In the fourth quarter of 2003, using proceeds from our equity offering we repaid $45,276 of the term loan. In addition, we are currently in the process of negotiating the refinancing this facility which we expect to complete by the end of the second quarter of 2004.

At December 31, 2003, borrowings under the senior credit agreement bore interest at a rate of 6.11% (LIBOR plus 4%) per annum. We incurred $4,308 and $1,966 of interest expense on the senior credit agreement for the years ended December 31, 2003 and 2002, respectively.

Promissory note — In March 2001, we entered into a promissory note in the amount of $4,170 with FelCor Lodging Trust Incorporated to fund the acquisition of a 50% non-controlling equity interest in two partnerships that own eight mid-scale hotels. Interest on the note is payable monthly at the rate of 12% per annum and the outstanding principal balance is due and payable on December 31, 2010. For the years ended December 31, 2003, 2002 and 2001, we incurred $482, $500 and $382 of interest expense on the promissory note, respectively.

In June 2003, we made a principal payment to FelCor on the promissory note in the amount of $150, and in August 2003, we made a principal payment on the note in the amount of $297. As of December 31, 2003, the remaining balance on the promissory note is $3,723. In connection with the June payment, our ownership interest in the partnership was reduced from 50% to 49.5% as FelCor made an additional contribution the partnership at that time.

MeriStar Hospitality term loan — In connection with the closing of the merger, effective July 31, 2002, we converted a $75,000 unsecured credit facility between MeriStar and MeriStar Hospitality to a $56,069 term loan due July 31, 2007. The term loan was subordinated to borrowings under our senior credit agreement. In January 2003, we completed a discounted repayment of the MeriStar Hospitality term loan for $42,052. We financed part of the repayment with proceeds from a new $40,000 subordinated term loan and funded the remainder of the repayment out of available cash. The refinancing resulted in a gain of $13,629. That gain is included in our statement of operations for the year ended December 31, 2003.

We incurred $123 and $1,957 of interest expense on the MeriStar Hospitality loan for the years ended December 31, 2003 and 2002, respectively.

Subordinated term loan — In January 2003, in connection with the discounted repayment of the MeriStar Hospitality term loan, we entered into a $40,000 subordinated term loan that carries a variable interest rate based on the 30-day LIBOR plus a spread of 8.50%. The subordinated term loan matures on January 31, 2006, but if the revolving portion of our senior credit facility is extended for an additional year, the maturity of the subordinated term loan will also be automatically extended by one year to January 31, 2007. This term loan is subordinated to borrowings under the senior credit agreement and contains certain covenants, including maintenance of financial ratios at the end of each quarter, compliance reporting requirements and other customary restrictions. At December 31, 2003, we were in compliance with these covenants. At December 31, 2003, borrowings under the subordinated term loan bore interest at a rate of 9.63% per annum. We incurred $3,855 of interest expense on the subordinated term loan for the year ended December 31, 2003.

Fair Value — Our outstanding long-term debt is based on LIBOR rates. We have determined that the fair value of our outstanding borrowings on our senior credit facility and subordinated term loan approximate their carrying value at December 31, 2003. The fair value of the swap and cap agreements were a net liability of $307 at December 31, 2003, all of which will be recorded in other comprehensive income in 2004. We have determined that the fair value of the promissory note is not materially different from its carrying value at December 31, 2003.

8. EARNINGS PER SHARE

We calculate our basic earnings per common share by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding. Our diluted earnings per common share assumes the issuance of common stock for all potentially dilutive stock equivalents outstanding. In periods in which there is a loss, diluted shares outstanding will equal basic shares outstanding to avoid anti-dilution. Basic and diluted earnings per common share are as follows:

	2003	2002	2001
Loss from continuing operations	$(2,035)	$(36,316)	$(7,350)
Income (loss) from discontinued operations	(2,416)	145	—
Mandatorily redeemable preferred stock:
Dividends	—	307	634
Accretion	—	356	62
Conversion incentive payments	—	1,943	—

Net loss available to common shareholders	$(4,451)	$(38,777)	$(8,046)
Weighted average number of basic and diluted shares outstanding (in thousands)	21,474	13,563	5,704
Basic loss per share from continuing operations	$(0.10)	$(2.87)	$(1.41)
Basic earnings (loss) per share from discontinued operations	$(0.11)	$0.01	—

Basic loss per share	$(0.21)	$(2.86)	$(1.41)

Diluted loss per share from continuing operations	$(0.10)	$(2.87)	$(1.41)
Diluted earnings (loss) per share from discontinued operations	$(0.11)	$0.01	—

Diluted loss per share	$(0.21)	$(2.86)	$(1.41)

The number of potentially dilutive securities not included above (in thousands), were 576, 440, and 245 at December 31, 2003, 2002, and 2001, respectively. These securities include options and all operating partnership units.

On July 31, 2002, in the merger transaction, the Interstate shareholders received 4.6 shares of common stock for each share of Interstate stock outstanding. MeriStar stockholders and unit-holders continued to hold their existing stock and units. On August 1, 2002, we effected a one-for-five reverse stock split of all outstanding shares of common stock. The weighted average number of common shares outstanding used in the table above is presented assuming that the conversion of the Interstate stock and the reverse stock split occurred on January 1, 2000.

9. SEGMENT INFORMATION

We are organized into two operating divisions: hotel management and corporate housing. Both of these divisions are reportable operating segments. Each division is managed separately because of its distinctive products and services. We evaluate the performance of each division based on earnings before interest, taxes, depreciation and amortization, equity in earnings (losses) of affiliates, discontinued operations, and a gain on refinancing and conversion incentive payments in 2003 and 2002, respectively (“Adjusted EBITDA”).

Prior to the merger between MeriStar an Interstate on July 31, 2002, we operated in two reportable segments: (1) operations of luxury and upscale hotels and (2) operations of mid-scale, upper economy and budget hotels. Following the merger, we operate in the segments shown in the table below. The other items in the tables below represent operating segment activity and assets for the non-reportable segments. Adjusted EBITDA from other activities includes merger costs, restructuring expenses, tender offer costs, asset impairments and write-offs, conversion incentive payments for convertible notes, and gain on refinancing. Other assets include deferred tax assets and net deferred financing costs. For periods prior to the merger, we have combined our two previously reportable segments into the hotel management operating segment for presentation in the table shown below.

We use Adjusted EBITDA to evaluate the performance of our segments. The tables below reconcile Adjusted EBITDA to Net Income

(loss) for each of the three years presented.

	Hotel	Corporate		Financial
	Management	Housing	Other	Statements
Year ended December 31, 2003
Net Income (loss)	$4,471	$(7,289)	$(1,633)	$(4,451)
Adjustments:
Depreciation and amortization	11,798	1,465	—	13,263
Interest expense, net	9,109	991	—	10,100
Equity in losses of affiliates	1,618	—	—	1,618
Gain on refinancing term loan from related party	—	—	(13,629)	(13,629)
Discontinued operations	—	2,416	—	2,416
Minority interest expense	75	102	20	197
Income tax expense (benefit)	1,647	(1,208)	3,239	3,678

Adjusted EBITDA	$28,718	$(3,523)	$(12,003)	$13,192

Year ended December 31, 2002
Net loss	$(2,700)	$(1,653)	$(31,818)	$(36,171)
Adjustments:
Depreciation and amortization	13,382	610	—	13,992
Interest expense, Net	5,082	511	—	5,593
Equity in losses of affiliates	2,409	—	—	2,409
Conversion incentive payment — convertible notes	—	—	7,307	7,307
Discontinued operations	—	(145)	—	(145)
Minority interest benefit	(15)	(9)	(173)	(197)
Income tax benefit	(84)	(52)	(997)	(1,133)

Adjusted EBITDA	$18,074	$(738)	$(25,681)	$(8,345)

Year ended December 31, 2001
Net loss	$(5,222)	$—	$(2,128)	$(7,350)
Adjustments:
Depreciation and amortization	10,394	—	—	10,394
Interest expense, net	1,635	—	—	1,635
Equity in losses of affiliates	5,169	—	—	5,169
Minority interest expense	138	—	56	194
Income tax benefit	(2,341)	—	(954)	(3,295)

Adjusted EBITDA	$9,773	$—	$(3,026)	$6,747

	Hotel	Corporate		Financial
	Management	Housing	Other	Statements
Year ended December 31, 2003
Revenue	$917,578	$102,773	$—	$1,020,351
Adjusted EBITDA	$28,718	$(3,523)	$(12,003)	$13,192
Total assets	$238,095	$19,087	$20,741	$277,923
Year ended December 31, 2002
Revenue	$554,352	$43,068	$—	$597,420
Adjusted EBITDA	$18,074	$(738)	$(25,681)	$(8,345)
Total assets	$238,210	$20,886	$21,585	$280,681
Year ended December 31, 2001
Revenue	$318,826	$—	$—	$318,826
Adjusted EBITDA	$9,773	$—	$(3,026)	$6,747
Total assets	$97,199	$—	$11,470	$108,669

Revenues from foreign operations were as follows:

	2003	2002	2001
Canada	$2,145	$1,332	$1,584
United Kingdom	$23,509	$10,719	$—
France	$1,628	$354	$—
Russia	$4,320	$4,104	$3,656

Included in discontinued operations is revenue from the Toronto operations of our corporate housing division of $6,696 and $3,750 for the years ended December 31, 2003 and 2002, respectively.

10. MERGER

Allocation of Purchase Price

The merger between MeriStar and Interstate was completed on July 31, 2002. MeriStar issued 37,188,574 shares of its common stock with a value of $38,527. The value of the MeriStar shares issued was determined based on the average market price of MeriStar’s common shares over the 2-day periods before and after the merger was announced. Additionally, MeriStar’s stock options with a fair value of $953 vested in connection with the merger.

We accounted for the merger as a purchase of MeriStar by Interstate. Accordingly, we have included the operating results of MeriStar in our condensed consolidated financial statements since July 31, 2002, the effective date of the merger. The following summarizes the merger:

Value of MeriStar common stock issued	$38,527
Value of MeriStar stock options	953
Transaction costs	3,663

Total cost of acquisition	43,143
Fair value of liabilities assumed	182,958
Fair value of assets acquired	(134,109)

Goodwill	$91,992

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Current assets	$33,018
Intangible assets	59,712
Other Long-term assets	41,379

Fair value of assets acquired	$134,109

Current liabilities	$(52,399)
Long-term debt	(126,069)
Minority interest	(4,490)

Fair value of liabilities assumed	$(182,958)

Of the $59,712 of intangible assets acquired, $58,199 related to management contracts, amortized over an 18 year weighted-average useful life.

The $91,992 of goodwill was assigned to the hotel management and corporate housing segments in the amounts of $82,265 and $9,727 respectively, none of which is expected to be deductible for tax purposes.

Merger Costs

Merger costs included in our statement of operations for the years ended December 31, 2003 and 2002 consist of the following:

	2003	2002
Write-off of deferred financing fees	—	$2,465
Write-off of officer and employee notes receivable	—	1,866
Accelerated vesting of preferred stock	—	1,000
Write-off of fixed assets	—	1,860
Integration costs	3,816	2,172

Total	$3,816	$9,363

Integration costs include professional fees, travel, and other transition costs.

11. RESTRUCTURING EXPENSES

We have recorded $3,400 and $12,614 in restructuring expenses for the years ended December 31, 2003, and 2002, respectively. The amount recorded in 2003 relates to severance costs for former corporate personnel. The amount recorded in 2002 related to expenses incurred in connection with the MeriStar-Interstate merger. This included $10,470 of severance for personnel changes as a result of relocation and elimination of certain job functions that are no longer needed, and $2,144 of non-cancelable lease costs associated with certain offices we closed. At December 31, 2003 and 2002, there was $5,388 and $8,260 remaining in the restructuring accrual, respectively.

12. RELATED-PARTY TRANSACTIONS

Transactions with MeriStar Hospitality — Under our intercompany agreement with MeriStar Hospitality, we each have, among other things, reciprocal rights to participate in certain transactions entered into by each party. In particular, we have a right of first refusal to become the manager of certain real property MeriStar Hospitality acquires and MeriStar has a right of first refusal to acquire certain properties we source. We also may provide each other with certain services. Those services may include administrative, renovation supervision, corporate, accounting, finance, risk management, legal, tax, information technology, human resources, acquisition identification and due diligence, and operational services. We are compensated for these services in an amount that MeriStar Hospitality would be charged by a third party for comparable services. During the years ended December 31, 2003 and December 31, 2002, we billed MeriStar Hospitality a net amount of $579 and $454 for such services, respectively.

We incur day to day operating costs which are shared with and reimbursed by MeriStar Hospitality. The balance due from MeriStar Hospitality as of December 31, 2003 is $10,240, and includes management fees for each hotel, and reimbursements for insurance, employee benefits, sales and marketing expenses, and other miscellaneous operating expenses. These amounts are normally paid within 30 days.

At December 31, 2002, we had $56,069 of long-term debt under a term loan due to MeriStar Hospitality, which was due to mature on July 31, 2007. MeriStar Hospitality, seeking additional liquidity, approached us in late 2002 regarding a negotiated discounted repayment of the MeriStar Hospitality term loan. The repayment of $42,052 was completed in January 2003. We refinanced the repayment with the proceeds from a $40,000 subordinated term loan and cash on hand and realized a gain of $13,629. The new $40,000 subordinated unsecured term loan is with Lehman Commercial Paper, Inc., an affiliate of Lehman Brothers Inc. Messrs. Mikulich and Flannery, two our directors, are employed by Lehman Brothers Inc, and CGLH Partners I LP and CGLH Partners II LP are also affiliates of Lehman Brothers Inc.

Corporate-Level Transactions with Directors — Mr. Paul W. Whetsell, our chairman, is an executive officer, director and stockholder of MeriStar Hospitality. Mr. Steven D. Jorns, our Chief Executive Officer, was a director of MeriStar Hospitality until October 2003 and was a stockholder at December 31, 2003. For the years ended December 31, 2003 and 2002, we recorded $23,142 and $9,475, respectively, in management fees from MeriStar Hospitality.

Interstate Operating Company, L.P. (formerly known as MeriStar H&R Operating Company, L.P.), our subsidiary operating partnership, of which we are the general partner, indirectly holds a substantial portion of all of our assets. On July 31, 2002, MeriStar H&R Operating Company, L.P. entered into a Senior Secured Credit Agreement, for a maximum amount of $113,000, with Lehman Brothers and various other lenders and other parties. Lehman Brothers, Inc. was the joint lead arranger, book runner, and co-syndication agent. As of September 30, 2003, approximately $87,300 was outstanding under the facility, which bears interest at a variable rate per annum of LIBOR plus 3.00 to 4.50%, depending on meeting specified financial tests.

We hold a non-controlling 0.5% general partnership interest and a non-controlling 9.5% limited partnership interest in MIP Lessee, L.P., a joint venture between entities related to Oak Hill Capital Partners, L.P. and us. MIP Lessee owns 10 full-service hotels. The joint venture has borrowed an aggregate of $193,000 of non-recourse loans from Lehman Brothers Holding Inc., an entity related to Lehman Brothers Inc. MeriStar Hospitality has a $40,000 investment in the joint venture. We received net management fees of approximately $2,710 and $1,097 for the years ended December 31, 2003 and 2002 from the hotels in this joint venture. Management fees from these hotels are included in our statement of operations after the merger of MeriStar and Interstate on July 31, 2002.

In connection with the merger of MeriStar with Interstate, on June 26, 2002, some of the Series B preferred stock and 8.75% convertible notes of Interstate held by CGLH Partners I LP and CGLH Partners II LP, Mr. Hewitt and other former executives of Interstate were converted into Class A common stock of Interstate. The CGLH partnerships are affiliated with Lehman Brothers Inc. As inducement for the conversion of Series B preferred stock and the 8.75% convertible notes, Interstate Hotels Corporation paid these parties $9,250. On August 2, 2002, these parties converted their remaining Interstate Series B preferred stock and 8.75% convertible notes. As a result of these conversions, these parties held 6,805,824 shares of our common stock. Messrs. Alibhai, Khimji and Weiser are affiliated with the CGLH partnerships as are Messrs. Mikulich and Flannery, who are affiliated through their employment with Lehman Brothers Inc.

At the merger date, we entered into a stockholder and board composition agreement with the CGLH partnerships; Oak Hill Capital Partners, L.P. and parties related to Messrs. Whetsell, Emery, Jorns, and Hewitt and former executives of Interstate. Pursuant to the board composition agreement and its amendment in January 2004, the composition of our board of directors will remain unchanged until March 31, 2004. If a director leaves our board prior to this date, the board composition agreement governs the procedure for replacing such director. Our charter was amended to take into account these provisions of the board composition agreement.

In connection with the merger, Mr. Hewitt executed a severance agreement pursuant to which he receives monthly payments of $75, from August 2002 through January 2006. The agreement also provides that Mr. Hewitt will receive employee benefits similar to the employee benefits he had as of the merger (excluding retirement, stock option, stock purchase, deferred compensation, or other compensation benefits) through January 30, 2006. Mr. Hewitt also receives under the agreement a monthly car allowance of $0.7 per month, plus reimbursement of certain other out-of-pocket expenses. At the merger date, we agreed, effective June 2005, to forgive a $400 loan and to partially forgive a $259 loan made by Interstate to Mr. Hewitt.

Property-Level Transactions with Directors — In October 2000, we entered into a management agreement with an affiliate of the CGLH Partnerships to manage the Hilton Hotel Beaumont (Texas). The net management fees earned from this hotel amounted to $147, $164 and $173 for the years ended December 31, 2003, 2002 and 2001, respectively. Accounts receivable owed from this hotel was not significant at December 31, 2003 and 2002.

During 2001, we entered into management agreements to manage the Park Central Hotel in New York, NY and the Sheraton Capital Center Hotel in Raleigh, NC. The owners of these hotels engaged us to manage these properties pursuant to the rights of the principal lender of these hotels to select a third-party management company. The principal lender of these hotels is affiliated with the CGLH Partnerships. The net management fees earned from these hotels amounted to $811, $1,125 and $611 for the years ended December 31, 2003, 2002 and 2001, respectively. Accounts receivable owed from these hotels, which include the reimbursement of costs, were $400 at December 31, 2003, and $204 at December 31, 2001. Accounts receivable owed from these hotels were not significant at December 31, 2002. Effective March 1, 2003, we no longer manage the Sheraton Capital Center Hotel in Raleigh, NC.

We hold a 25% non-controlling equity interest in and manage the Houston Astrodome/Medical Center Residence Inn by Marriott in Houston, Texas. Mr. Alibhai holds a 22.46% ownership interest in the hotel. The net management fees earned from this hotel amounted to $177, $218 and $260 for the years ended December 31, 2003, 2002 and 2001, respectively.

We held a 20% non-controlling equity interest and entered into an agreement to manage the Renaissance Worldgate Hotel in Kissimmee, Florida, for a total investment of approximately $3.9 million. Mr. Alibhai, and LB Maingate I Inc. (an affiliate of Mr. Alibhai and Lehman Brothers Inc, which employs Messrs. Mikulich and Flannery) each held a 40% respective ownership interest in the hotel. The hotel has a $37,000 non-recourse loan from Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers Inc., which is secured by the hotel. On February 21, 2002, the ownership and financing for the hotel was restructured in order to address financial difficulties at the hotel. As part of this restructuring, our 20% non-controlling equity interest was redeemed in exchange for mutual releases with respect to the obligations of the hotel. In addition, the hotel owner and we amended the management agreement for the hotel, under which, among other things, we waived our management fees for the period from July 1, 2001, through February 21, 2002, and agreed to reduce our base management fee for periods following February 21, 2002.

The hotel’s owners issued a promissory note of approximately $282 for past accounts receivable we were owed. The note bore interest at nine percent per annum and was payable in equal quarterly installments beginning January 1, 2003. The hotel owner did not pay any of the installments when due in 2003, and in the fourth quarter in connection with a settlement, we wrote off the full amount of the note receivable against our allowance for doubtful accounts. Additionally, as part of the settlement, the hotel owner agreed to pay their outstanding accounts receivable balance of approximately $1,000, as of December 31, 2003. This balance represents management fees and amounts for certain unpaid reimbursable costs under our management contract for the hotel. As of August 2003, we no longer manage this hotel. Net management fees earned from this hotel amounted to $115, $68 and $240 for the years ended December 31, 2003, 2002 and 2001, respectively.

We hold a 49.5% non-controlling equity interest in two limited partnerships that own seven Marriott-branded hotels and one Hampton Inn hotel for which we made a total investment of approximately $8,700. FelCor Lodging Trust owns the remaining 50% of the partnerships. The partnerships have borrowed an aggregate of $52,300 of non-recourse loans from Lehman Brothers Bank, FSB, an entity related to Lehman Brothers Inc. These borrowings are secured by the partnerships’ hotels. In fiscal 2002, we received an aggregate of $700 in management fees from these hotels.

Management fees from related parties, as defined in SFAS 57 “Related Party Disclosures,” include MeriStar Hospitality, and hotels included in our real estate joint ventures. The total of these management fees amounted to $30,254 for the year ended December 31, 2003, and $14,431 for the year ended December 31, 2002. The hotels discussed above are included in this total amount for management fees from related parties.

13. STOCK BASED COMPENSATION

1999 Equity Incentive Plan — The 1999 Equity Incentive Plan provides for long-term incentives to be awarded to eligible employees through grants of restricted stock and grants of stock options to purchase shares of common stock. The options generally vest over a three-year period and expire after ten years. During 1999, the Company issued 331,917 restricted shares of Class A Common Stock to two executives under the 1999 Equity Incentive Plan. In connection with the transactions contemplated under a Securities Purchase Agreement, these restricted shares became fully vested during the fourth quarter of 2000. The Employee Stock Purchase Plan, which was terminated by the Company in 2001, was designed to be a non-compensatory plan, whereby eligible employees elected to withhold a maximum of 8% of their salary and use such amounts to purchase common stock.

In February 2001, the Board of Directors approved the repricing of all outstanding options to purchase shares of our Class A Common Stock. Under the terms of the repricing, each optionee was given the right to elect to keep their original stock options at the stated exercise price of $4.50, or to return 40% of their original stock options and retain the 60% remaining stock options with a new exercise price of $2.00. Giving effect to the merger, at August 1, 2002 the exercise price became $2.17. As a result of the repricing, an aggregate of 939,500 stock options granted on July 15, 1999, August 9, 1999, September 13, 1999 and September 28, 1999 were cancelled and replaced with 563,700 stock options at an exercise price of $2.17. Therefore, the original stock options previously accounted for under the provisions of APB No. 25 are now accounted for under variable plan accounting in accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation.” Any additional stock options granted during 2001 continued to be accounted for under the provisions of APB No. 25. For the year ended December 31, 2001, we did not incur a non-cash expense under variable plan accounting for the repricing as the closing market price for our common stock at December 31, 2001 was below the exercise price of $2.00. For the years ended December 31, 2003 and 2002, we incurred a non-cash expense of $125, and $1,016, respectively, as the closing market price for our common stock at December 31, 2003 and December 31, 2002 was above the exercise price of $2.17.

Employee Equity Incentive Plan — We have an equity incentive plan that authorizes us to issue and award options for up to 15% of the number of outstanding shares of our common stock. We may grant awards under the plan to directors, officers, or other key employees. These options vest in three annual installments beginning on the date of grant and on subsequent anniversaries. Options granted under the plan are exercisable for ten years from the grant date. The number of shares remaining for issuance under this plan is 2,458,602 at December 31, 2003.

Director’s Plan — We also have an equity incentive plan for non-employee directors that authorizes us to issue and award options for up to 500,000 shares of common stock. These options vest in three annual installments beginning on the date of grant and on subsequent anniversaries, provided the eligible director continues to serve as a director on each such anniversary. Options granted under the plan are exercisable for ten years from the grant date. The number of shares remaining for issuance under this plan is 331,500 at December 31, 2003.

Stock option activity under each plan is as follows:

	1999 Equity		Employee Equity
	Incentive Plan		Incentive Plan		Directors' Plan
		Average		Average		Average
	Number of	Option	Number of	Option	Number of	Option
	Shares	Price	Shares	Price	Shares	Price
Balance, December 31, 2000	977,960	4.89	726,670	16.25	19,500	17.30
Granted	546,204	2.18	366,850	3.55	6,000	10.00
Exercised	(3,680)	2.17	(400)	11.80	—	—
Cancelled	(918,344)	4.86	(102,556)	16.95	—	—

Balance, December 31, 2001	602,140	2.51	990,564	11.50	25,500	15.60
Granted	—	—	331,966	4.00	55,500	3.25
Exercised	(241,132)	2.17	—	—	—	—
Cancelled	(46,368)	2.98	(156,659)	15.09	—	—

Balance, December 31, 2002	314,640	2.66	1,165,871	8.92	81,000	7.13
Granted	—	—	247,500	4.80	87,500	4.75
Exercised	(63,456)	2.29	(155,067)	3.39	—	—
Cancelled	(552)	2.17	(59,066)	14.94	—	—

Balance, December 31, 2003	250,632	2.76	1,199,238	8.41	168,500	5.57
Shares exercisable at December 31, 2003	250,632	2.76	790,907	10.57	58,500	8.66
Shares exercisable at December 31, 2002	314,640	2.66	845,871	10.79	28,500	14.27
Shares exercisable at December 31, 2001	384,132	3.55	530,670	16.35	13,501	17.50

The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life	Price	Exercisable	Price
$2.17-$3.25	335,352	6.71	$2.59	270,352	$2.43
$3.30-$3.99	461,983	8.41	$3.75	248,652	$3.54
$4.00-$5.00	344,080	8.56	$4.53	114,080	$4.56
$5.30-$16.40	367,610	5.08	$14.33	357,610	$14.58
$16.55-$23.55	109,345	4.11	$20.92	109,345	$20.92

$2.17-$23.55	1,618,370	7.04	$7.24	1,100,039	$8.69

14. COMMITMENTS AND CONTINGENCIES

     Leases — We lease apartments for our Corporate Housing division and office space for our corporate offices. Future minimum lease payments required under these operating leases as of December 31, 2003 were as follows:

2004	$25,964
2005	12,258
2006	9,827
2007	8,393
2008	6,133
Thereafter	28,333

Total	$90,908

In the course of normal business activities, various lawsuits, claims and proceedings have been or may be instituted or asserted against us. Based on currently available facts, we believe that the disposition of matters pending or asserted will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

Management Agreement Commitments — Under the provisions of management agreements with certain hotel owners, we have to provide an aggregate of $3,190 to these hotel owners in the form of investments or loans. The loans may be forgiven or repaid based upon the specific terms of each management agreement. The timing of future investments or working capital loans to hotel owners is currently unknown as it is at the hotel owner’s discretion.

Termination fees — MeriStar Hospitality’s taxable subsidiaries have the right to terminate a management agreement for a hotel upon the sale of the hotel to a third party or if the hotel is destroyed and not rebuilt after a casualty. Except in the case of three hotels, upon that termination, MeriStar Hospitality’s taxable subsidiary will be required to pay us a termination fee equal to the present value of the remaining payments as defined in the applicable management agreement. The termination fee will be paid in thirty equal monthly installments, without interest, commencing the month following the termination. MeriStar Hospitality’s taxable subsidiaries will be able to credit against any termination payments the present value of projected fees as defined in the management agreements, including, without limitation, the present value of any projected fees of any management agreements executed during the thirty-month period over which payments are made. MeriStar Hospitality has, since January 1, 2003, sold 15 hotels, 13 of which we no longer manage. MeriStar Hospitality also has announced plans to sell an additional 19 hotels, all of which are managed by us. Net of any credits, as of December 31, 2003, we would be entitled to receive approximately $17,348 in termination fees with respect to those 32 hotels. MeriStar Hospitality has notified us that they have questions regarding the method of calculating these termination fees. According to their proposed calculation, the amount of termination fees we would receive is approximately $5,000 less than the amount due us in accordance with the method which has been used historically and which we believe is correct.

15. SUPPLEMENTAL CASH FLOW INFORMATION

	2003	2002
Cash paid for interest and income taxes:
Interest	$8,935	$6,572
Income taxes	$1,975	$539

16. STOCKHOLDERS’ EQUITY AND MINORITY INTERESTS

Common Stock — Prior to the merger on July 31, 2002, we had Class A, Class B and Class C common stock. Each holder of the common stock was entitled to one vote for each share. No stockholders had cumulative voting rights or preemptive, subscription or redemption rights. In 2001, we purchased and cancelled 759,920 shares of Class A common stock through our stock repurchase program for an aggregate purchase price of $2,000.

We accounted for the MeriStar-Interstate merger on July 31, 2002 as a purchase of MeriStar by Interstate using the purchase method of accounting. The merger was accounted for as a reverse acquisition with Interstate as the accounting acquiror, and MeriStar as the surviving company for legal purposes. As a result, MeriStar’s stock is our common stock outstanding subsequent to the merger. In conjunction with the merger, we had the following transactions affecting common stock:

•	MeriStar issued 37,188,574 (pre-reverse split) shares of its common stock.

•	The preferred stock and the convertible notes were converted into MeriStar’s Class A common stock.

•	Upon completion of the merger we effected a one-for-five reverse split of our common stock.

Effective with the merger, the authorized common stock is 50,000,000 common shares. As of December 31, 2003, 29,951,334 shares are issued and outstanding. Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of stockholders.

During the fourth quarter of 2003, in a public equity offering, we offered 8,500,000 shares of our common stock, par value $0.01 per share, at a price of $5.25 per share. On December 16, 2003, the underwriters exercised their over-allotment option for an additional 601,900 shares. Total shares issued in the offering were 9,109,900. Our total proceeds from this equity offering, prior to deducting expenses, amounted to approximately $45,276, after the underwriting discount. These proceeds were used to repay indebtedness under our senior credit facility.

Treasury Stock — In October 2002, we authorized the repurchase of up to 5,000,000 shares. During 2003 we repurchased 5,000 shares at a total cost of $23.

Mandatorily Redeemable Preferred Stock — On October 20, 2000, we issued 725,000 shares (out of 850,000 authorized) of Series B convertible preferred stock, par value $.01 per share. We issued 500,000 shares of the preferred stock to an investor group affiliated with Lehman Brothers Holding, Inc., and we issued 225,000 shares to three of our executives as deferred compensation.

The preferred stock accrued dividends were payable in cash at 8.75% per annum and up to 25% payable in additional stock at our option. If dividends were not paid within a specified period of time additional dividends accrue. The preferred stock also received dividends paid to holders of Class A common stock.

In addition, the preferred stock had certain rights regarding election of the Board of Directors, certain voting rights, and was convertible into 2.5 shares of Class A common stock. The preferred stock had a liquidation preference of $10.00 per share plus any accrued dividends and fair market value of the cash, securities and other property that the holder would have received had it converted its preferred stock plus accrued dividends into common stock. We had the obligation to redeem all outstanding shares of the Preferred Stock on October 20, 2007 for a redemption price of $10.00 per share.

Effective with the MeriStar-Interstate merger, the preferred stock was converted into Class A common stock. On June 26, 2002, the investor group converted all but 10 shares of their Preferred Stock into 1,249,975 shares of the Class A common stock. As inducement for the conversion of preferred stock and the conversion of the notes into Class A common stock, we paid the principal investor group $9,250. Of this amount, $1,943 relates to the conversion of the preferred stock. We recorded the payment as a conversion incentive payment-preferred stock on our statement of operations.

On July 31, 2002, the merger was completed, and we completed a one-for-five reverse split of our common stock. On August 2, 2002, the investor group converted the remaining 10 shares of its preferred stock and the remaining principal amount of the notes, along with its 5,939,140 shares of class A common stock in exchange for 6,900,000 shares of post-split common stock. The three executives converted their preferred stock into 562,500 shares of class A common stock. We recorded the accelerated vesting of the preferred stock as a merger cost of $1,000.

Operating Partnership Units — Interstate Operating Company, L.P., our subsidiary operating partnership, (formerly named MeriStar H&R Operating Company, L.P.,) indirectly holds substantially all of our assets. We are the sole general partner of that partnership. We, one of our directors, our chief accounting officer, and approximately 60 independent third-parties are limited partners of that partnership. The partnership agreement gives the general partner full control over the business and affairs of the partnership. The agreement also gives us, as general partner, the right, in connection with the contribution of property to the partnership or otherwise, to issue additional partnership interests in the partnership in one or more classes or series. These interests may have such designations, preferences and participating or other special rights and powers, including rights and powers senior to those of the existing partners, as we may determine.

The partnership agreement currently has two classes of limited partnership interests: Class A units and preferred units. As of December 31, 2003, the ownership of the limited partnership units was as follows:

•	We and our wholly-owned subsidiaries own a number of Class A units equal to the number of outstanding shares of our common stock; and

•	Other limited partners own 273,896 Class A units and 78,431 preferred units.

We did not make any distributions during 2003, 2002 or 2001 to the holders of the Class A units. Holders of preferred units receive a 6.5% cumulative annual preferred return based on capital amount of $16.70 per unit; compounded quarterly to the extent not paid currently. All net income and capital proceeds received by the partnership, after payment of the annual preferred return and, if applicable, the liquidation preference, will be shared by the holders of the Class A units and Class B units in proportion to the number of units owned by each holder.

The holders of each Class A unit not held by us or one of our subsidiaries may redeem for cash equal to the value of one share of our common stock or, at our option, one share of our common stock. Until April 1, 2004, the partnership may redeem the preferred units for cash at a price of $16.70 per unit or (with the holders consent) for our common stock having equivalent aggregate value. After April 1, 2004, each holder of the preferred units may require the partnership to redeem these units for cash at a price of $16.70 per unit or, at the holder’s option, shares of our common stock having equivalent aggregate value. If we or the holders of the preferred units chose to redeem the preferred units for our common stock instead of cash, and if our common stock was valued at that time at less than $16.70 per share, we would have to issue more shares of our common stock than the number of preferred units being redeemed. For example, at December 31, 2003, our stock price was $5.35 per share. If the preferred units were redeemed for common stock at that date, we would have issued 244,822 shares of our common stock, which would have represented approximately 0.8% of our then outstanding common stock, with respect to 78,431 preferred units then outstanding. The value of the preferred units, $1,310, is included in minority interest on our consolidated balance sheet.

17. INSURANCE

We make available certain insurance coverage to our managed hotels under the terms of each individual management agreement. This insurance is generally arranged through third-party carriers. Northridge Insurance Company, our subsidiary, reinsures a portion of the coverage from these third-party primary insurers. These policies provide for layers of coverage with minimum deductibles and annual aggregate limits. These policies are for coverage relating to innkeepers’ losses (general/comprehensive liability), wrongful employment practices, garagekeeper’s legal liability, replacement cost automobile losses, and real and personal property insurance.

We are liable for any deficiencies in the IHC Employee Health and Welfare Plan (and related Health Trust), which provides certain of our employees with group health insurance benefits. We expect the runoff liability to approximate $2,432 and $2,673 in the related Health Trust as of December 31, 2003 and 2002, respectively. These amounts are recorded as liabilities in the accompanying consolidated balance sheets.

We also have the Associates Benefits Choices plan provided generally to all employees, with an extended liability reserve of approximately $3,000.

All accounts of Northridge are classified with assets and liabilities of a similar nature in our consolidated balance sheets. Amounts restricted due to statutory requirements consist of cash and cash equivalents of $1,421 and $1,134 at December 31, 2003 and 2002, respectively. These amounts are included in restricted cash in the accompanying consolidated balance sheets. The consolidated statements of operations include the insurance income earned and related insurance expenses incurred. The insurance income earned is included in other fees in the consolidated statements of operations.

18. EMPLOYEE BENEFIT PLANS

We maintain two defined contribution savings plans for our employees. Eligibility for participation in the plans is based on an employee meeting certain minimum age and service requirements. Employer matching contributions are based on a percentage of employee contributions. Participants may make voluntary, pre-tax contributions through salary deferrals to the plan in which they participate. We incurred expenses related to employees at our corporate offices of approximately $170, $250, and $213 for the years ended December 31, 2003, 2002 and 2001, respectively.

We maintain two deferred compensation plans for certain executives and hotel general managers by depositing amounts into trusts for the benefit of the participating employees. Deposits into the trusts are expensed and amounted to $273, $231, and $735 and for the years ended December 31, 2003, 2002 and 2001, respectively. Amounts in the trusts earn investment income, which serves to increase the corresponding deferred compensation obligation. Investments, which are recorded at market value, are directed by us or the participants, and consist principally of mutual funds. Unrealized gains and losses were not significant at December 31, 2003, 2002 and 2001.

19. INCOME TAXES

Our effective income tax expense (benefit) rate for the years ended December 31, 2003, 2002, and 2001 differs from the federal statutory income tax rate as follows:

	2003	2002	2001
Statutory tax rate	(35.0)%	(35.0)%	(35.0)%
State and local taxes	30.1	(2.9)	(1.0)
Foreign subsidiaries rate and losses without benefit	501.9	0.2	—
Business meals and entertainment	9.7	0.1	—
Minority interest	(13.5)	—	—
Tax credits	(336.8)	(2.9)	—
Valuation allowance	387.8	26.5	4.0
Nondeductible expenses	129.5	—	—
Other	(35.2)	11.2	—

	638.5%	(2.8)%	(32.0)%

     The components of income tax expense (benefit) are as follows:

	2003	2002	2001
Current:
Federal	$250	$—	$(605)
State	450	1,236	16
Foreign	1,847	1,000	—

	2,547	2,236	(589)

Deferred:
Federal	1,314	(2,948)	(2,681)
State	(183)	(421)	(25)

	1,131	(3,369)	(2,706)

	$3,678	$(1,133)	$(3,295)

The tax effects of the temporary differences and carryforwards that give rise to our net deferred tax asset (liability) at December 31, 2003 and 2002 are as follows:

	2003	2002
Deferred tax assets:
Allowance for doubtful accounts	$198	$—
Minority interest temporary difference	1,953	1,934
Net operating loss carryforward	23,910	28,683
Accrued expenses	3,019	4,925
Intangible assets basis differences	1,814	—
Tax credits	4,712	1,727
Equity in investee earnings	2,528	1,029
Other	—	7

Total gross deferred tax assets	38,134	38,305
Less: valuation allowance	(13,001)	(10,767)

Net deferred tax assets	25,133	27,538

Deferred tax liabilities:
Allowance for doubtful accounts	—	(142)
Depreciation and amortization expense	(5,480)	(4,800)

	2003	2002
Prepaid expense	(454)	(607)
Intangible assets basis differences	—	(1,403)
Other	(526)	(412)

Total gross deferred tax liabilities	(6,460)	(7,364)

Net deferred tax asset	$18,673	$20,174

As of December 31, 2003, we have potential federal income tax credit carryforwards of $4,712, all of which is reserved.

As of December 31, 2003, we had net operating loss and carryforwards available from pre-merger periods of $23,019, after considering statutory usage limitations. These carryforwards begin to expire in 2018. At December 31, 2003, we had a net operating loss carryforward available of $36,064 from 2002 operations that will not expire until 2023. As of December 31, 2003, we have established a valuation allowance to reduce the carrying value of pre-merger net operating losses and federal income tax credit carryforwards to our best estimate of what is more likely than not to be realized.

Our valuation allowance was $13,001, $10,767 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively.

20. OTHER COMPREHENSIVE INCOME

				Accumulated
	Foreign	Unrealized	Unrealized	other
	currency	gain (loss)	gain (loss)	comprehensive
	items	on swap	on securities	income
Balance at December 31, 2001	$—	$—	$—	$—
2002 Change	101	(258)	8	(149)

Balance at December 31, 2002	101	(258)	8	(149)
2003 Change	553	75	358	986

Balance at December 31, 2003	$654	$(183)	$366	$837

21. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth certain items included in our consolidated financial statements for each quarter of the years ended December 31, 2003 and 2002. For comparative purposes, all shares used in calculating earnings per share in periods prior to July 31, 2002 reflect the issuance of 4.6 shares of MeriStar stock and the 1:5 reverse stock split in connection with the MeriStar-Interstate merger.

	First	Second	Third	Fourth
2003:
Total revenues	$255,368	$257,567	$265,603	$241,813
Operating income (loss)	(3,047)	2,357	2,504	(1,885)
Net income (loss) available to common stockholders from continuing operations	4,805	(48)	82	(6,874)
Net loss from discontinued operations	(376)	(439)	(460)	(1,141)
Basic earnings (loss) per common share from continuing operations	$0.23	$(0.00)	$0.00	$(0.28)
Basic loss per common share from discontinued operations	$(0.01)	$(0.02)	$(0.02)	$(0.05)

Basic earnings (loss) per common share	$0.22	$(0.02)	$(0.02)	$(0.33)
Diluted earnings (loss) per common share from continuing operations	$0.23	$(0.00)	$0.00	$(0.28)
Diluted loss per common share from discontinued operations	$(0.02)	$(0.02)	$(0.02)	$(0.05)

Diluted earnings (loss) per common share	$0.21	$(0.02)	$(0.02)	$(0.33)

	First	Second	Third	Fourth
2002:
Total revenues	$72,788	$84,440	$194,959	$245,233
Operating income (loss)	1,033	(1,467)	(19,131)	(2,772)
Net income (loss) available to common stockholders from continuing operations	(289)	(12,664)	(22,606)	(3,363)
Net income (loss) from discontinued operations	—	—	178	(33)
Basic earnings (loss) per common share from continuing operations	$(0.05)	$(2.26)	$(1.13)	$(0.17)
Basic earnings (loss) per common share from discontinued operations	$—	$—	$0.01	$(0.00)

Basic earnings (loss) per common share	$(0.05)	$(2.26)	$(1.12)	$(0.17)
Diluted earnings (loss) per common share from continuing operations	$(0.05)	$(2.26)	$(1.13)	$(0.17)
Diluted earnings (loss) per common share from discontinued operations	$—	$—	$0.01	$(0.00)

Diluted earnings (loss) per common share	$(0.05)	$(2.26)	$(1.12)	$(0.17)

22. SUBSEQUENT EVENTS

MeriStar Hospitality — Since December 31, 2003, MeriStar Hospitality has disposed of 17 hotels. In connection with these disposals we wrote off intangible assets related to management contracts for 15 of these hotels in the amount of $4,388 through June 30, 2004, and we will write off $847 relating to two hotels MeriStar Hospitality sold in the third quarter of 2004. We also expect to write off an additional $1,910 in future periods for the remaining five hotels that MeriStar Hospitality intends sell.

Effective July 1, 2004, MeriStar Hospitality and we have agreed to terminate the intercompany agreement. We believe the termination of the intercompany agreement is an important step in our efforts to pursue our strategy of increasing our investment in hotels and resorts since we can now pursue real estate investment opportunities without first having to offer the opportunity to MeriStar Hospitality. In connection with the termination of the intercompany agreement we have agreed to modify the management agreements under which we manage the MeriStar Hospitality hotels as follows:

•	MeriStar Hospitality may terminate management agreements each year representing up to 600 rooms with the payment of a termination fee equal to 18 months of management fees and, if all 600 rooms are not terminated in a given year, the remaining portion of the 600 rooms may be terminated in the subsequent year with the same termination fee;

•	MeriStar Hospitality may terminate a management agreement if we make an investment, in the form of debt or equity, in a hotel that is in the competitive set of the MeriStar Hospitality hotel (provided that the termination can only occur between 12 and 18 months following the date the investment is made); and

•	The period during which termination fees are paid (other than as described in the first bullet point above) is extended from 30 months to 48 months; provided that the period during which MeriStar Hospitality may reduce the termination fee by providing a new hotel for us to manage to replace the terminated hotel will remain 30 months.

In addition, in connection with the termination of the intercompany agreement, MeriStar Hospitality and we have resolved our $5,000 dispute over the calculation of termination fees. We have agreed to calculate the termination fees based upon an average of the present value of remaining management fees due to us under the contract (a) discounted as individual monthly payments and (b) discounted based on a lump sum payment at the end of the contract term. We have agreed to provide MeriStar Hospitality with a $2,500 credit against termination fees owed for hotels to be sold by MeriStar Hospitality in the future (other than the five hotels MeriStar Hospitality intends to sell at the present time).

Severance Agreement- Effective April 2, 2004, we and our chairman, Paul W. Whetsell entered into an agreement to conclude his employment as our chief executive officer. Mr. Whetsell was granted 250,000 shares of common stock, $0.01 par value, with a market value of $5.82 per share (the April 2, 2004 closing price) and received $130 in cash. Pursuant to the agreement, these shares along with 156,542 previously granted unvested shares which vested in connection with the agreement, may not be sold or otherwise transferred during a restricted period unless Mr. Whetsell gives us the right of first refusal to purchase the restricted shares proposed to be sold or transferred at the price of $0.01 per share. The restricted period ends on specified dates through 2006 with respect to specified numbers of restricted shares as set forth in the agreement. However, under certain circumstances, the restricted period may be extended to January 1, 2010. Because the shares were granted in lieu of a contractually required cash severance payment, Mr. Whetsell is not required to perform any additional services to earn the stock award. Consequently, we have recorded the entire severance amount in the period the stock was granted. In addition, in exchange for Mr. Whetsell’s agreement to accept the payment in stock rather than cash, we agreed to reimburse him for taxes he incurs with respect to the stock as the trading restrictions lapse. The total cost of this severance payment, based on the value of the stock on April 2, 2004 and our liability for Mr. Whetsell’s taxes based on the value of the stock as of that date, was approximately $3,312, and is included in restructuring expenses in our statement of operations.

Discontinued Operations- In June 2004, we completed the disposal of BridgeStreet Canada, Inc., the owner of our corporate housing operation in Toronto. The Toronto operation had been incurring operating losses, primarily due to difficult operating conditions and long-term lease commitments that did not allow us to adjust our inventory as easily as in other markets. In exchange for the Toronto operation, the buyer assumed our obligations, including the long-term lease commitments. Discontinued operations for the three years ended December 31, 2003 include the following:

	Year ended December 31,
	2003	2002	2001
Revenue	$6,696	$3,750	—
Operating income (loss)	(2,395)	148	—

BridgeStreet Canada, Inc. was a subsidiary of MeriStar and is included in our operations beginning July 31, 2002, the effective date of the merger between MeriStar and Interstate.

In connection with the disposition, in June 2004 we recorded approximately $698 in asset write-offs and closing costs, comprised of the following:

Fixed asset write-offs	$376
Severance expense	100
Closing costs	171
Other	51

Total	$698

Shelf Registration Statement- In August 2004 we expect to file a Form S-3 shelf registration statement registering up to $150,000 of debt securities, preferred stock, common stock and warrants. The registration statement will also register the 6,313,324 shares of our common stock held by CGLH Partners I, LP and CGLH Partners II, LP which are beneficially owned by certain of our directors. The CGLH Partnerships have the right to include their shares in the registration statement pursuant to a registration rights agreement they executed with us at the time of our July 2002 merger with Interstate Hotels Corporation.

Executive Real Estate Fund — As of March 2004, we have formed an Executive Real Estate fund. The fund will allow certain employees to invest in each real estate acquisition we make, in an amount equal to 5% of our investment for each acquisition. We expect the initial fund to consist of approximately $1,000 of capital contributed by eligible employees. We will contribute 1.5 times the amounts contributed by employees. We expect our contribution to be approximately $1,500. The match vests over 5 years (20% per year). Each of the approximately 70 eligible employees may contribute 8.2% of their base salary into the fund (an amount equal to 4.1% of their base salary out of this year’s bonus and the same amount out of next year’s bonus).

Uncompleted Merger- During the second quarter of 2004, we pursued a merger with a company which owns a portfolio of hotels. We incurred approximately $606 relating to legal fees and due diligence costs related to this potential merger. These costs were expensed in June of 2004, when we determined that the merger would not be consummated.

Operating Partnership Units- At December 31, 2003, we had 273,896 Class A units and 78,431 preferred units outstanding in our subsidiary operating partnership, Interstate Operating Company, L.P. This partnership indirectly holds substantially all of our assets. The preferred units were held by an affiliate of Mahmood J. Khimji, one of our directors. On May 3, 2004, we redeemed all 78,431 preferred units for cash consideration, totaling $1,310, at a redemption price of $16.70 per unit, which was paid to Mr. Khimhi’s affiliates. This amount was included in minority interests on our balance sheet at December 31, 2003.